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                                                                   Exhibit No. 5

                     [GOLDSTEIN & DIGIOIA, LLP LETTERHEAD]


                                                  December 22, 2000

Bitwise Designs, Inc.
2165 Technology Drive
Schenectady, New York 12308

          Re:  Bitwise Designs, Inc.
               Post-Effective Amendment No. 1 to
               Registration Statement on Form SB-2
               To Update and Covert to Form S-3
               SEC File No. 333-49160

Ladies/Gentlemen:

     We have reviewed the Amendment No. 1 to the Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 filed on December 22, 2000 (File
No. 333-49160) (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Act"), by Bitwise Designs, Inc., a Delaware corporation (the "Company"). The Registration Statement has been filed for the purpose of registering the securities described therein for offer and sale under the Act. All capitalized terms not defined herein have the meanings ascribed to them in the Registration Statement.

     This opinion has been rendered with respect to 2,078,081 outstanding shares (the "Shares") of Common Stock; 3,198,500 Shares issuable upon exercise of outstanding common stock purchase warrants (the "Warrants"); and 666,667 Shares issuable upon the conversion of outstanding shares of our Series B Preferred Stock.

     In connection with the opinions rendered herein, we have examined the Certificate of Incorporation of the Company, its By-Laws, the Warrants and such other documents, corporate records and questions of law as we have deemed necessary solely for the purpose of enabling us to render this opinion. On the basis of such examination, we are of the opinion that:

     1. The Company is a corporation duly organized and validly existing and in good standing under the laws of Delaware, with corporate power to conduct the business which it conducts as described in the Registration Statement.

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GOLDSTEIN & DIGIOIA, LLP

     Bitwise Designs, Inc.
     Page Two
     December 22, 2000

               2. The Company has an authorized capitalization of 20,000,000 shares of Common Stock, par value $.001 per share and 5,000,000 shares of Preferred Stock, par value $.01 per share.

               3. The outstanding Shares have been duly authorized, sold and paid for as described in the Registration Statement, and are validly issued, fully paid and non-assessable.

               4. The Shares issuable upon exercise of the Warrants have been duly authorized and when issued, sold and paid for, as described in the Registration Statement, will be validly issued, fully paid and non-assessable.

               5. The Shares issuable upon conversion of the Series B Preferred Stock have been duly authorized and when issued, sold and paid for, as described in the Registration Statement, will be validly issued, fully paid and non-assessable.

               We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption, "Legal Opinions" in the Prospectus forming a part of the Registration Statement. As set forth in the Registration Statement, certain members of our firm own securities of Bitwise Designs, Inc.

                                        Very truly yours,

                                        /s/ Goldstein & DiGioia, LLP

                                        GOLDSTEIN & DIGIOIA, LLP